Exhibit 4.2

IRHYTHM TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

May 16, 2014

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TABLE OF CONTENTS

(continued)

		Page

5.9	Counterparts	21
5.10	Telecopy Execution and Delivery	21
5.11	Jurisdiction; Venue	21
5.12	Further Assurances	21
5.13	Conflict	21
5.14	Attorneys’ Fees	22
5.15	Aggregation of Stock	22
5.16	Waiver of Right of First Refusal	22
5.17	Jury Trial	22

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IRHYTHM TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of May 16, 2014, by and among iRhythm Technologies, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on Exhibit A hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS: The Company and certain of the Investors (the “Existing Investors”) entered into that certain Amended and Restated Investors’ Rights Agreement dated as of March 27, 2013, as amended (the “Prior Agreement”), in connection with the sale and issuance to the Existing Investors of the Company’s Series D Preferred Stock.

WHEREAS: The Company proposes to sell shares of the Company’s Series E Preferred Stock to certain of the Investors pursuant to the Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”).

WHEREAS: The undersigned Existing Investors are holders of a majority of the Registrable Securities (as defined in the Prior Agreement) as of the date hereof, and pursuant to Section 5.1 of the Prior Agreement, the Company and the Existing Investors wish to amend and restate the Prior Agreement in its entirety and replace it with this Agreement as set forth herein.

WHEREAS: It is a condition to the Financing that the Investors and the Company execute and deliver this Agreement.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1

Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Change of Control” shall have the meaning ascribed to it in the Restated Charter.

(b) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c) “Common Stock” means the Common Stock of the Company.

(d) “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Shares.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(g) “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

(h) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

(i) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(j) “Initiating Holders” shall mean the Holders who in the aggregate hold not less than 20% of the outstanding Registrable Securities.

(k) “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(l) “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(m) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), (including shares of Common Stock issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with respect to which registration rights have been granted.

(n) “Qualified IPO” shall have the meaning ascribed to it in the Restated Charter.

(o) “Registrable Securities” shall mean: (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares held by the Investors and their permitted assigns to whom rights hereunder are properly transferred in accordance with the terms hereof, and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(p) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(q) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and up to $35,000 in fees and expenses (per registration) for one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(r) “Restated Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(s) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(t) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(u) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(v) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(w) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(x) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(y) “Series A Preferred Stock” shall mean the shares of the Company’s Series A Preferred Stock.

(z) “Series B Preferred Stock” shall mean the shares of the Company’s Series B Preferred Stock.

(aa) “Series C Preferred Stock” shall mean the shares of the Company’s Series C Preferred Stock.

(bb) “Series D Preferred Stock” shall mean the shares of the Company’s Series D Preferred Stock.

(cc) “Series E Preferred Stock” shall mean the shares of the Company’s Series E Preferred Stock.

(dd) “Shares” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

(ee) “Significant Holders” shall have the meaning set forth in Section 3.1(a) hereof.

(ff) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

Section 2

Registration Rights

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the four (4) year anniversary of the date of this Agreement or (B) one hundred and eighty (180) days following the effective date of a Qualified IPO;

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) for which the aggregate offering price to the public is less than $5,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; and

(vi) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 2.3 hereof.

(c) Deferral. If: (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than one (1) time in any twelve-month period.

(d) Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in such registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders holding a majority of the Registrable Securities held by such Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (ii) second, to the Other Selling Stockholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within fifteen (15) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

(i) Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty-five percent (25%) of the total value of securities included in such registration, unless such offering is the Company’s Qualified IPO and such registration does not include shares of any other selling stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its initial public offering, the Company shall use commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3 or any comparable or successor form or forms, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $500,000; or

(iii) If, in a given twelve-month period, the Company has effected two (2) such registrations in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by such Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1 hereof, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

(a) Keep such registration effective for a period of ending on the earlier of the date which is one hundred twenty (120) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.5(a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cooperate with any due diligence investigation undertaken by the Holders, including without limitation by making available documents and information, as reasonably requested;

(h) Obtain and furnish usual and customary opinions of counsel to the Company and “comfort” letters from the auditors of the Company;

(i) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(j) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into (and perform its obligations under) an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; provided further, however, that a Holder will not by any provision in this Agreement be required to enter into any agreement or undertaking in connection with any registration in this Section 2.5 providing for any indemnification or contribution on the part of the Holder greater than the Holder’s obligations under Section 2.6 hereof;

(k) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, financial and other records, pertinent corporate documents, and properties of the Company, each as reasonably requested, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith; and

(l) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action as such expenses are incurred; provided that the Company will not be liable in any such case to the extent that such untrue statement (or alleged untrue statement), omission (or alleged omission) or violation (or alleged violation) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld or delayed); and provided that in no event shall any indemnity under this Section 2.6(a), when taken together with any contribution under Section 2.6(d), exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount, when taken together with any indemnity under Section 2.6(b), in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), and (y):

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at its expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b) Permitted transfers include: (i) a transfer not involving a change in beneficial ownership; (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a corporation, (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Holder (each, an “Affiliated Transfer”); or (iii) transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a reasonably detailed description of the manner and circumstances of the proposed disposition. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF AN INITIAL PUBLIC OFFERING, AS SET FORTH IN AN AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN AN AMENDED AND RESTATED VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which shall, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Section (k) of Rule 144 under the Securities Act.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use commercially reasonable efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred and eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that all officers and directors of the Company and all holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) (or other) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. Any discretionary waiver by the Company or the underwriters or termination of the restrictions set forth in this Section 2.10 or such agreements shall apply pro rata (based on the number of shares subject to such restrictions and/or agreements) to all Holders.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of not less than one hundred thousand (100,000) shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, and the like) (or all shares of Registrable Securities held by such Holder, if less); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith, as amended from time to time, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10; provided, however, Affiliated Transfers shall not be subject to any minimum threshold requirements.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding a majority of the Registrable Securities enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, following an Initial Public Offering on which such Holder, together with its affiliates, holds less than 1% of the Company’s then outstanding capital stock and all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, (ii) three (3) years after the closing of a Qualified IPO or (iii) upon a Change of Control where the Holders receive in exchange for their shares of Registrable Securities cash or equity securities traded on a nationally recognized exchange.

Section 3

Information Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Holder who owns at least one million (1,000,000) Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) (each, a “Significant Holder”):

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, (x) a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of recognized national standing selected by the Company and (y) a capitalization table in reasonable detail;

(ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, (x) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments and (y) a capitalization table in reasonable detail; and

(iii) As soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(b) Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be convenient to the Company and such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.1 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

(c) Qualified Small Business Stock. The Company agrees that for so long as any of the Shares are held by an Investor (or a transferee in whose hands such Shares are eligible to qualify as “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code), it will use commercially reasonable efforts to comply with any applicable filing and reporting requirements of Section 1202 of the Internal Revenue Code and any regulations promulgated thereunder; provided, however, that “commercially reasonable efforts” as used in this Section 3.1(c) shall not be construed to require the Company to operate its business in a manner which would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities.

(d) Independent Appraisal. Within three (3) months after the date of this Agreement, the Company shall present to the Board of Directors and any Investor the results of an independent appraisal, that meets certain requirements of the Internal Revenue Code, of the value of the Common Stock. The Company will obtain an updated appraisal from time to time as may be reasonably required to facilitate compliance with Section 409A of the Internal Revenue Code and the safe harbor provisions thereunder.

3.2 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or similar confidential information of the Company. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use any such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys or to any prospective purchaser of any Registrable Securities from such Holder), except in connection with the exercise of rights under this Agreement, unless (i) such Holder has received the prior written consent of the Company, (ii) the Company has made such information available to the public or (iii) such Holder is required to disclose such information by a governmental authority.

3.3 Non-Employee Director Reimbursement. The Company will reimburse non-employee directors for all out of pocket expenses incurred in their services as a Company director, provided that such directors submit satisfactory evidence of such expenses to the Company.

3.4 Employee Common Stock Vesting. Except as otherwise approved by a majority of the Company directors then in office, all stock options, restricted stock and similar equity grants provided to each existing Company employee after the date of this Agreement will be subject to vesting at a rate no greater than the rate specified in the following vesting schedule: 25% of the shares subject to such stock option will vest on the first anniversary date of the date that such employee began providing services to the Company (such anniversary date, the “Anniversary Date”) and 1/48th of the shares subject to such stock option, restricted stock and similar equity grants will vest on the last calendar day of each full calendar month that has elapsed since the Anniversary Date. With respect to any shares of such equity securities actually purchased by any such person, the Company’s directors then in office, will provide that, upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) will have the option to purchase at cost any unvested shares of such equity securities held by such person.

3.5 Restrictions on Stock. All Company Common Stock issued to Company employees or consultants will: (a) be nontransferable before vesting, except for transfers solely for estate planning purposes, (b) be subject to a first refusal right in the Company’s favor until the closing of its Initial Public Offering (which right shall be assigned to the Significant Holders if not exercised in full by the Company), and (c) be subject to a market stand-off provision such that no transfers or sales are permitted during a lock-up period of 180 days following the Initial Public Offering. All capital stock issued by the Company shall be subject to a market stand-off provision such that no transfers or sales are permitted during a lock-up period of 180 days following the Initial Public Offering (or such other period as may be requested by the Company or the underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

3.6 Directors and Officers Insurance. The Company shall maintain director and officer liability insurance with coverage that is customary for similar companies and that is reasonably acceptable to the Company’s Board of Directors.

3.7 Confidentiality and Intellectual Property Assignments. The Company shall require all employees, consultants and advisors providing services to the Company to sign confidentiality and intellectual property assignment agreements with the Company in the form made available and reasonably acceptable to counsel for the Investors.

3.8 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of Novo A/S (together with its affiliates, “Novo”), Norwest Venture Partners XI, LP and Norwest Venture Partners XII, LP (together with their affiliates, “NVP”) and New Leaf Ventures II, L.P. (together with its affiliates, “New Leaf”), is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, neither Novo, NVP nor New Leaf shall be liable to the Company for any claim arising out of, or based upon: (i) the investment by Novo, NVP or New Leaf in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of Novo, NVP or New Leaf to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) Novo, NVP, New Leaf or any party from liability associated with the misuse or unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement or via any partner, officer or other representative of Novo, NVP or New Leaf or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.9 Novo Designee Committee Membership. The member of the Board of Directors of the Company designated by Novo shall be entitled to be a member of any committee(s) of the Company’s Board of Directors in effect as of the date hereof or as may be created from time to time.

3.10 NVP Designee Committee Membership. The member of the Board of Directors of the Company designated by NVP shall be entitled to be a member of any committee(s) of the Company’s Board of Directors in effect as of the date hereof or as may be created from time to time.

3.11 Foreign Corrupt Practices Act Enforcement Actions. The Company shall promptly notify Novo and NVP should the Company become aware of any Enforcement Action (as defined in the Purchase Agreement).

3.12 Termination of Covenants. The covenants set forth in Sections 3.1 to 3.10 shall terminate and be of no further force and effect after the closing of the earlier of (i) a Qualified IPO or (ii) upon a Change of Control where the Holders receive in exchange for their shares of Registrable Securities cash or equity securities traded on a nationally recognized exchange. The covenants set forth in Section 3.1 and 3.2 shall also terminate and be of no further force and effect after the Company becomes subject to the provisions of the Exchange Act.

Section 4

Right of First Refusal

4.1 Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by said Significant Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder’s portion on a pro rata basis until all such New Securities as to which the Significant Holders had a right of first refusal have been subscribed for. This right of first refusal shall be subject to the following provisions:

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i) Shares that are or would not be “Additional Shares of Common” as defined in the Restated Charter and

(ii) shares of Series E Preferred Stock (and any Conversion Stock issued upon conversion thereof) issued pursuant to the Purchase Agreement.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have fifteen (15) days after any such notice is mailed or delivered (the “Election Period”) to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within the Election Period, the Company shall have thirty (30) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such thirty (30) day period following the Election Period, or such sixty (60) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to the first to occur of: (i) a Qualified IPO, or (ii) upon a Change of Control where the Holders receive in exchange for their shares of Registrable Securities cash or equity securities traded on a nationally recognized exchange.

Section 5

Miscellaneous

5.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that any person acquiring shares of, or securities exercisable for or convertible into shares of, Registrable Securities after the date of this Agreement may become a party to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this Section 5.1 or any consent or approval of any other Holder; provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor or group of Investors different from other Investors or group of Investors, the consent of such Investor or group of Investors, as the case may be, shall also be required for such amendment, waiver, discharge or termination; and provided further, that neither this Agreement nor any term hereof may be amended, waived, discharged or terminated without the consent of a Significant Holder, unless such amendment, waiver, discharge or termination applies to all Significant Holders in the same manner, including any amendment of the defined term “Significant Holder.” Notwithstanding the foregoing, any amendment, waiver, discharge or termination of (a) Section 3.8, Section 3.10 or Section 3.11 shall require the written consent of NVP and (b) Section 3.8, Section 3.9 or Section 3.11 shall require the written consent of Novo, in each case except as otherwise provided in Section 3.13. Any such amendment, waiver, discharge or termination effected in accordance with this Section 5.1 shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that, subject to the limitations set forth in this Section 5.1, by the operation of this Section 5.1, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144 and, excluding, with respect to Section 2 (other than Sections 2.8, 2.9 and 2.10), any of such shares held by Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.14), jointly and not severally, will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to 650 Townsend Street, Suite 380, San Francisco, CA 94103, Fax: (415) 632-5701, Attn: Chief Financial Officer, or at such other address as the Company shall have furnished in writing to the Investors, with a copy (which shall not constitute notice) to Philip H. Oettinger, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304.

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each party hereto agrees that such notice may be given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on Exhibit A. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A (or to any other facsimile number for the Investor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A (or to any other electronic mail address for the Investor or Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor or Holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor or Holder. This consent may be revoked by an Investor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

5.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within the State of California, without regard to principles of conflicts of law.

5.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company, except (i) to any affiliate or (ii) to an assignee or transferee who acquires at least 1,000,000 Shares and/or Registrable Securities (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee; provided, however, that if the Board of Directors of the Company advises the applicable Investor, within ten (10) days after the Company has received written notice of the proposed transfer, that the Board of Directors has determined in good faith that the assignee or transferee acquiring such shares pursuant to the preceding clause (ii) is a competitor of the Company, such assignment, transfer, delegation, or sublicense shall be void. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be prohibited. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. The Company and the Existing Investors hereby agree that the Prior Agreement is amended, restated and superseded in its entirety by this Agreement and is no longer valid or in effect. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the courts in Santa Clara County in the state of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

5.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Restated Charter or its Bylaws, the terms of the Company’s Restated Charter or its Bylaws, as the case may be, will control.

5.14 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.15 Aggregation of Stock. All securities held or acquired by affiliated entities (including without limitation, affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

5.16 Waiver of Right of First Refusal. Pursuant to Section 5.1 of the Prior Agreement, each of the undersigned Existing Investors who together hold a majority of the Registrable Securities (as defined in the Prior Agreement) hereby waive on behalf of themselves and all other Existing Investors the right of first refusal and any notice requirements in connection therewith, as set forth in the Prior Agreement, with respect to any sale and issuance by the Company of shares of Series E Preferred Stock or any securities issuable upon conversion thereof or otherwise exercisable therefor.

5.17 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. If the waiver of jury trial set forth in this Section 5.17 is not enforceable, then any claim or cause of action arising out of or relating to this Agreement shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This Section 5.17 shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

COMPANY:

IRHYTHM TECHNOLOGIES, INC.

By:	/s/ Kevin King
	Name:	Kevin King
	Title:	President and Chief Executive Officer

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTOR:

Novo A/S

By:	/s/ Thomas Dyrberg
Name:	Thomas Dyrberg
Title:	Senior Partner

Address:

Tuborg Havnevej 19
DK 2900 Hellerup
Denmark

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Norwest Venture Partners XI, LP

By:	Genesis VC Partners XI, LLC
Its:	General Partners

By:	NVP Associates, LLC
Its:	Managing Member

By:	/s/ Casper de Clercq

Name:	Casper de Clercq

Title:	Partner

Norwest Venture Partners XII, LP

By:	Genesis VC Partners XII, LLC
Its:	General Partners

By:	NVP Associates, LLC
Its:	Managing Member

By:	/s/ Casper de Clercq

Name:	Casper de Clercq

Title:	Partner

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTOR:

New Leaf Ventures II, L.P.

By:	New Leaf Venture Associates II, L.P.
Its:	General Partner

By:	New Leaf Venture Management II, L.L.C.
Its:	General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

Address:
New Leaf Venture Partners LLC
7 Times Square, Suite 3502
New York, NY 10036

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTOR:

ST. JUDE MEDICAL, INC.

By:	/s/ Donald J. Zurbay

Name:	Donald J. Zurbay

Title:	VP Finance & CFO

Address:

St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, Minnesota 55117
Attn: Jim Gantz

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTOR:

SYNERGY LIFE SCIENCE PARTNERS, LP

By:	Synergy Venture Partners, LLC
Its:	General Partner

By:	/s/ William N. Starling
Its:	Manager

Address:

Synergy Life Science Partners, LP
3284 Alpine Road
Portola Valley, CA 94028
Attn: William Starling

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTOR:

STOCKHOLDER:

MDV – Revelation LLC

By:	/s/ Joshua L. Green

Print Name:	Joshua L. Green

Title:	Authorized Signatory

Address:

Mohr Davidow Ventures
3000 Sand Hill Road
Bldg. 3, Suite 290
Menlo Park, CA 94025

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTOR:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (PVF)

By:	/s/ Martina Poquet

Name:	Martina Poquet

Title:	Managing Director - Separate Investments

Address:

Direct Investments
Stanford Management Company
635 Knight Way
Stanford, CA 94305-7297

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTOR:

WS INVESTMENT COMPANY, LLC (2011A)

By:	/s/ Philip H. Oettinger

Name:	Philip H. Oettinger

Title:	Member

WS INVESTMENT COMPANY, LLC (2010A)

By:	/s/ Philip H. Oettinger

Name:	Philip H. Oettinger

Title:	Member

WS INVESTMENT COMPANY, LLC (2012A)

By:	/s/ Philip H. Oettinger

Name:	Philip H. Oettinger

Title:	Member

Address:

650 Page Mill Road
Palo Alto, CA 94304

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTOR:

KAISER PERMANENTE VENTURES, LLC – SERIES A

By:	/s/ [Illegible]

Name:

Title:

KAISER PERMANENTE VENTURES, LLC – SERIES B

By:	/s/ [Illegible]

Name:

Title:

THE PERMANENTE FEDERATION, LLC – SERIES I

By:	/s/ [Illegible]

Name:

Title:

Address:

One Kaiser Plaza, 22nd Floor
Oakland, CA 94612
Attn: Chris M. Grant

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

THE PERMANENTE FEDERATION, LLC – SERIES J

By:	/s/ [Illegible]

Name:

Title:

Address:

One Kaiser Plaza, 22nd Floor
Oakland, CA 94612
Attn: Chris M. Grant

iRhythm Technologies, Inc. – Amended and Restated Investors’ Rights Agreement

EXHIBIT A

INVESTORS

Novo A/S

[personally identifiable information withheld]

Norwest Venture Partners XI, LP

[personally identifiable information withheld]

Kaiser Permanente Ventures, LLC – Series A

Kaiser Permanente Ventures, LLC – Series B

The Permanente Federation, LLC – Series I

The Permanente Federation, LLC – Series J

[personally identifiable information withheld]

New Leaf Ventures II, L.P.

[personally identifiable information withheld]

MDV – Revelation LLC

[personally identifiable information withheld]

Synergy Life Science Partners, LP

[personally identifiable information withheld]

The Board of Trustees of the Leland Stanford Junior University (PVF)

[personally identifiable information withheld]

KFBSF Private Equity Fund I, L.P.

KFBSF Private Equity Fund II, L.P.

[personally identifiable information withheld]

St. Jude Medical, Inc.

[personally identifiable information withheld]

WS Investment Company, LLC (2010A)

WS Investment Company, LLC (2011A)

WS Investment Company, LLC (2012A)

[personally identifiable information withheld]

Jay H. Alexander Declaration of Trust Dated November 12, 1987

[personally identifiable information withheld]

Joseph P. Ilvento, MD and Judy C. Dean, MD Profit Sharing Trust for Staff

[personally identifiable information withheld]

Scott B. Gibson

[personally identifiable information withheld]

Mirro Family Partnership

[personally identifiable information withheld]

Michael D. Goldberg Family Trust

[personally identifiable information withheld]

Katz Family Ventures, LLC

[personally identifiable information withheld]

Vance Vanier and Kathleen Vanier

[personally identifiable information withheld]

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Amended and Restated Investors Rights Agreement, dated as of May 16, 2014, as amended and/or restated from time to time (the “Agreement”):

1.	Waiver of 15 days’ notice period in which to exercise right of first refusal: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the 15-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.	Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $ (please provide amount) in New Securities proposed to be issued by iRhythm Technologies, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $ in New Securities proposed to be issued by iRhythm Technologies, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[ ] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[ ] in New Securities being offered in the financing.

Date:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. iRhythm Technologies, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.